Exhibit 10.55
EQUITY PURCHASE AGREEMENT
     This Equity Purchase Agreement (“Agreement”) is dated August 5, 2005, by and among PolyMedica Corporation, a Massachusetts corporation (“Buyer”), National Pharmacies Group, Inc., a Delaware corporation (“Seller”), and National Diabetic Pharmacies, Inc., a Virginia corporation (together with any successor in interest, collectively, the “Company”).
RECITALS
     WHEREAS, the Company is a nationwide specialized pharmaceutical distribution company focusing on diabetes management products, including diabetes testing supplies, insulin pumps, respiratory medications, wound care supplies and prescriptions (the “Business”);
     WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of capital stock of the Company;
     WHEREAS, Seller intends to cause the Company to be converted into a single member limited liability company in Virginia prior to the Closing Date (as defined herein);
     WHEREAS, as of the Conversion (as defined herein), Seller shall own all of the issued and outstanding membership interests (the “Interests”) of the Company; and
     WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Interests for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. Sale and Transfer of Interests; Closing
     1.1 Interests. Upon the terms and subject to the conditions set forth herein, at the Closing, but effective as of the Effective Time, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any Encumbrances, the Interests.
     1.2 Purchase Price. The purchase price for the Interests will be $55,000,000.00 plus the Adjustment Amount (such sum, as so adjusted is herein referred to as the “Purchase Price”). On the Closing Date, Buyer shall make payment on account of the Purchase Price as follows: $55,000,000.00 plus the Estimated Closing Working Capital Excess or minus the Estimated Closing Working Capital Shortfall by wire transfer to an account designated by Seller as set forth on Schedule 1.2(a).
     1.3 Closing. The purchase and sale of the Interests provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts 02110, commencing at 10:00 a.m. (local time) on the later of (a) August 22, 2005, or (b) the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, unless Buyer and Seller otherwise agree. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 8. The Closing shall be deemed effective as of 12:01 a.m. local time, on the Closing Date (the “Effective Time”).
     1.4 Closing Obligations. In addition to any other documents to be delivered pursuant to other provisions of this Agreement, at the Closing:
          (a) Seller and the Company will deliver to Buyer:
               (i) the Interests Certificate duly endorsed (or accompanied by a duly executed power) for transfer to Buyer;
               (ii) a release in the form of Exhibit A duly executed by Seller (the “Seller’s Release”);
               (iii) [Intentionally Omitted]
               (iv) a noncompetition agreement in the form of Exhibit C duly executed by Robert Haft (the “Noncompetition Agreement”);
               (v) the Seller’s Secretary Certificate;
               (vi) the Consents listed on Schedule 1.4(a)(vi).
               (vii) the Seller’s Officer Certificate;
               (viii) certificates of the Secretaries of State of the State of Delaware and the Commonwealth of Virginia certifying the good standing of Seller and the Company, respectively, dated as of a recent date prior to the Closing Date; and
               (ix) resignations of each of the Company’s officers and directors from such positions effective as of the Effective Time.
          (b) Buyer will deliver to Seller:
               (i) the Purchase Price to be paid to Seller on the Closing Date in accordance with Section 1.2;
               (ii) the Buyer’s Secretary Certificate; and
               (iii) the Buyer’s Officer Certificate.
Each of the deliveries pursuant to this Section 1.4 will be deemed to occur simultaneously and no delivery shall be made unless all other deliveries have been made.

          1.5 Adjustment Amount. (a) Pre-Closing Date Purchase Price Adjustment Estimate.
               (i) Not later than three (3) Business Days prior to the Closing Date, the Seller shall provide Buyer with a statement (the “Estimated Closing Statement”) setting forth in reasonable detail a calculation of its good faith estimation of the Closing Working Capital (“Estimated Closing Working Capital”). The Estimated Closing Statement and Estimated Closing Working Capital shall be prepared by the Company in good faith in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement and Estimated Closing Working Capital were being prepared and audited as of a fiscal year end. Notwithstanding the foregoing or any other provision of this Agreement, the Estimated Closing Statement, the Estimated Working Capital and the Closing Working Capital Statement shall reflect the reserves set forth on Schedule 1.5 attached hereto (collectively, the “Supplemental Reserves”). The Supplemental Reserves shall be disregarded for the purposes of calculating any adjustment required to be made under this Section 1.5.
               (ii) If Estimated Closing Working Capital is less than Target Working Capital, then the Purchase Price payable at Closing will be decreased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Shortfall”). If Estimated Closing Working Capital is greater than Target Working Capital, then the Purchase Price payable at Closing will be increased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Excess”).
          (b) Post-Closing Date Purchase Price Adjustment.
               (i) Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Target Working Capital (the “Adjustment Amount”).
               (ii) Within sixty (60) days following the Closing Date, Buyer shall deliver to Seller a statement of Closing Working Capital (the “Closing Working Capital Statement”) setting forth in reasonable detail Buyer’s calculations of Closing Working Capital. The Closing Working Capital Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was as of a fiscal year end. In order for the Seller and its Representatives to review such Closing Working Capital Statement, Buyer will promptly furnish to Seller and its Representatives such work papers, supporting schedules, analyses and other documents and information as Seller and its Representatives may reasonably request. Buyer shall reasonably cooperate with Seller to assist Seller’s and its Representatives’ review of any such Closing Working Capital Statement and if requested, Buyer’s accounting personnel will meet in person with Seller and its Representatives to discuss the Closing Working Capital Statement.
               (iii) If, within forty-five (45) days following delivery of the Closing Working Capital Statement, Seller has not given Buyer written notice of its objection as to the Adjustment Amount (which notice shall state in reasonable detail the basis of Seller’s objection or identify additional information reasonably required by Seller and its Representatives to evaluate the determination made by Buyer), then the Adjustment Amount calculated by Buyer shall be binding and conclusive on the parties.
               (iv) If Seller gives Buyer such written notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Working Capital Statement and the calculation of the Adjustment Amount within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute as identified in Seller’s notice of objection to Deloitte & Touche LLP or such other independent public accounting firm mutually selected by Buyer and Seller (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 1.5(b)(ii). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers, supporting schedules, analyses and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Adjustment Amount. Copies of all materials submitted or furnished by a Party to the Independent Accountants shall also be provided to the other Party and its Representatives and all meetings and communications with the Independent Accountants shall be held so that all Parties are given a reasonable opportunity to participate. The costs and expenses of the Independent Accountants in a dispute regarding the Adjustment Amount shall be paid by Seller if (A) the positive difference between (i) the Adjustment Amount resulting from determination of the Independent Accountants, and (ii) the Adjustment Amount set forth in Seller’s notice of objection, is greater than (B) the positive difference between (i) the Adjustment Amount resulting from determination of the Independent Accountants, and (ii) Buyer’s calculation of the Adjustment Amount as delivered to Seller; otherwise, such costs and expenses of the Independent Accounts will be paid by Buyer. The Independent Accounts will be entitled to the privileges and immunities of arbitrators.
               (v) If Closing Working Capital is greater than the Estimated Closing Working Capital, the difference shall be paid by Buyer to Seller within five (5) days of either the delivery of the Closing Working Capital Statement or, if Seller gives notice pursuant to Section 1.5(b)(iii) herein, the determination of the Independent Accountants. If Closing Working Capital is less than Estimated Closing Working Capital, the difference shall be paid by Seller to Buyer within five (5) days of either the delivery of the Closing Working Capital

Statement or, if Seller gives notice pursuant to Section 1.5(b)(iii) herein, the determination of the Independent Accountants.
               (vi) The Independent Accountants shall have not been engaged by any Party or any Related Person of such Party within the prior five (5) year period ending on the date of this Agreement.
2. Representations and Warranties of Seller and the Company
     In order to induce Buyer to enter into this Agreement, except as set forth in the Seller Disclosure Schedule to the specific reference to the section as to which the disclosure applies or to the extent reasonably apparent in any section of such Seller Disclosure Schedule (the “Seller Disclosure Schedule”), Seller and the Company, jointly and severally, subject to the limitations set forth in Section 10, represent and warrant to Buyer as follows:
     2.1 Organization, Good Standing and Capitalization.
          (a) Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. The Company is duly qualified and licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the property owned, leased or operated by it or the nature of the Business as currently conducted makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.
          (b) Seller has delivered or made available to Buyer copies of all Governing Documents of Seller and the Company as currently in effect.
          (c) Prior to the Conversion, the authorized equity securities of the Company consist of 5,000 shares of voting common stock and 5,000 shares of non-voting common stock, without par value, all of which are issued and outstanding and constitute the Shares. Following the Conversion, the authorized equity securities of the Company will consist of one hundred units of limited liability company interests, all of which will be issued and outstanding and constitute the Interests. Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances and will be on the Closing Date the record and beneficial owner and holder of the Interests, free and clear of all Encumbrances other than Permitted Encumbrances. The Shares have been duly authorized and validly issued and are fully paid and nonassessable, and following the Conversion, the Interests will be duly authorized and validly issued and fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the Shares were issued in violation of the Securities Act or any other Legal Requirement, and following the Conversion, none of the Interests will have been issued in violation of the Securities Act or any other Legal Requirement.

          (d) Except for the Interests, neither the Company nor the Seller owns, or has any Contract to acquire, any equity securities or other securities of any Person or other direct or indirect equity or other ownership interest in any other business.
     2.2 Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller or the Company of each other agreement to be executed or delivered by Seller or the Company at the Closing (collectively, the “Seller’s Closing Documents”), each of the Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller and/or the Company, enforceable against it/them in accordance with its terms. Seller and the Company have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents and to perform their obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s and the Company’s shareholders and boards of directors.
          (b) Except as set forth on Schedule 2.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach (A) any provision of any of the Governing Documents of Seller or the Company or (B) any resolution adopted by the board of directors or the shareholders of Seller or the Company; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or the Company may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or the Company that otherwise relates to the Business; (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract identified or required to be identified on Schedule 2.20(a); or; (vi) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.
          (c) Except as set forth on Schedule 2.2(c), neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions; provided that, in the case of Contracts, this representation applies only to Contracts identified or required to be identified on Schedule 2.20(a).
     2.3 Financial Statements. Seller has delivered to Buyer: (a) an audited consolidated balance sheet of the Company and Seller as at December 31, in each of the years 2002 through 2004, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for each fiscal year then ended, including the notes thereto (the “Annual Financial

Statements”); and (b) an interim unaudited consolidated balance sheet of the Company and Seller as at June 30, 2005 (the “Balance Sheet Date”), including the notes thereto (the “Balance Sheet”) and the related statements of income, changes in shareholders’ equity, and cash flows for the period then ended (together with the Balance Sheet, the “Most Recent Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the consolidated financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company and Seller as at the respective dates of and for the periods referred to therein, all in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, subject in the case of the Most Recent Financial Statements to footnotes and normal year end adjustments. The Financial Statements have been prepared from and are in accordance with the accounting records of the Company and Seller.
     2.4 Books and Records. The books of account, minute books, stock record books, and other records of the Company and Seller, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.
     2.5 Title to Properties; Encumbrances.
     (a) Schedule 2.5(a) contains a list of all real property leased (“Leased Real Property”) by the Company. The Company does not own any real property. Except as set forth in Schedule 2.5(a), the Company has valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to (i) any Permitted Encumbrances and (ii) Encumbrances constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any portion of the Leased Real Property (which have been disclosed in Schedule 2.5(a)).
     (b) Except as set forth in Schedule 2.5(b), the Company owns and has good title to or a valid leasehold in all material buildings, machinery, equipment and other tangible assets (i) shown on the Most Recent Financial Statements and (ii) necessary for the conduct of the Business as currently conducted, in each case free and clear or all Encumbrances other than Permitted Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date.
     2.6 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Company are in good operating condition and repair, and are adequate for the uses to which they are currently being used, except as would not reasonably be expected to have a Material Adverse Effect. None of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company used in the Business are, taken as a whole, sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.
     2.7 Accounts Receivable. All Accounts Receivable of the Company that are reflected on the Balance Sheet or the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.
     2.8 Inventories. The Inventories, taken as a whole, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, except for obsolete items and items of below-standard quality arising in the Ordinary Course of Business. The Company is not in possession of any Inventories not owned by it, including goods already sold. All Inventories not written off have been valued using the weighted average cost method, which approximates the first-in, first-out (FIFO) method.
     2.9 No Undisclosed Liabilities. Except as set forth on Schedule 2.9, the Company has no Liability that would be required to be reflected on a balance sheet of the Company prepared as of the date hereof in accordance with GAAP (excluding footnotes and normal year end adjustments), except for Liabilities reflected, accrued for or reserved against in the Most Recent Financial Statements and liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.
     2.10 Taxes. Except as set forth on Schedule 2.10:
          (a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of Persons, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of all such Tax Returns filed by Seller or the Company with respect to the tax periods ending on December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and Schedule 2.10(a) lists all federal and state income Tax Returns filed by Seller or the Company with respect to tax periods ending on December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004. All Tax Returns and reports filed by Seller and/or the Company are true, correct and complete in all material respects. The Company has timely paid all of its Taxes that have or may have become due for all periods covered by the Tax Returns, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed on Schedule 2.10(a) and are being contested in good faith and as to which either adequate reserves (as required and as determined in accordance with GAAP) have been provided in the Balance Sheet (subject to any footnote and normal year-end adjustment) or which will be taken into account in the calculation of Closing Working Capital. Except as provided on Schedule 2.10(a), neither Seller nor the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past five years by any Governmental Body in a jurisdiction where Seller or the Company do not file Tax Returns that either of them is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) Schedule 2.10(b) contains a list of all Tax Returns of Seller and the Company that have been audited within the past three years or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested with respect to such audits. All deficiencies proposed in writing as a result of such audits have been paid, settled or are being contested in good faith by appropriate proceedings as described on Schedule 2.10(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. There is no outstanding dispute or claim concerning any Taxes of the Company claimed or raised by any Governmental Body in writing. Except as described in Schedule 2.10(b), neither Seller nor the Company has given or been requested to give waivers or extensions that are still in effect (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or the Company or for the Company may be liable after the Closing Date.
          (c) Except as set forth on Schedule 2.10(c), as of the date of the Balance Sheet, the charges, accruals and reserves with respect to Taxes on the Balance Sheet of the Company are adequate (as required and as determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes as of the date of the Balance Sheet as determined and as required by GAAP, subject to any footnotes and normal year end adjustments. No consent to the application of former Section 341(f)(2) of the Code has been filed with respect to any property or assets of the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
          (d) There is no tax sharing agreement or tax allocation agreement with respect to the Company’s Taxes that will require any payment by the Company after the Closing Date. The Company is not a party to any advance pricing agreement or any closing agreement that would require any payment by the Company after the Closing Date. The Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any other Person under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.
          (e) For federal income tax purposes Seller is an S corporation as defined in Code Section 1361. Prior to the Conversion, for federal income tax purposes the Company was a Qualified Subchapter S Subsidiary as defined under Section 1361 of the Code. Following the Conversion, Seller shall not take or cause to be taken any action that would prevent the Company from being disregarded as an entity separate from its owners under Treas. Reg. § 301.7701-3 for federal income tax purposes, and to the extent permitted, for all other income tax purposes.
2.11 Employees.
          (a) Schedule 2.11 contains a list of the following information, as of July 25, 2005, for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current base compensation and target bonus, status as exempt or non-exempt and any material change in compensation since January 1, 2005; date of hire; and, to the extent different from date of hire, service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan or any other Employee Plan.

          (b) To the Knowledge of the Seller and the Company, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way materially adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To the Knowledge of Seller and the Company, no director, officer, or other key employee of the Company intends to terminate his employment with the Company within 30 days after Closing.
          (c) Schedule 2.11 also contains a list of the following information for each retired employee or director of the Company, or their dependents, receiving retiree benefits from the Company or scheduled to receive retiree benefits in the future from the Company: name, retiree medical insurance coverage, retiree life insurance coverage, and other retiree benefits.
     2.12 Labor Disputes; Compliance. Since January 1, 2003, the Company has not been or is not a party to any collective bargaining or other labor Contract. Since January 1, 2003, there has not been and, there is not presently pending, existing or to the Knowledge of Seller and the Company, Threatened (a) any material strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (b) any material Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any material charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other material labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of the employees by the Company, and no such action is contemplated by the Company. Except as set forth on Schedule 2.12, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
     2.13 WARN Act. Since January 1, 2003, neither Seller nor the Company has effectuated (a) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq.,) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business where liabilities under the WARN Act remain, nor has Seller or the Company been affected by any transaction or engaged in layoffs or employment terminations relating to the Business sufficient in number to trigger application of any similar state or local law where liabilities under such law remain.
2.14 Employee Benefits.

          (a) Set forth on Schedule 2.14(a) is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Company or any other Person controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six years by the Company or any ERISA Affiliate, and with respect to which the Company has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). No Employee Plan is (x) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.
          (b) Seller has delivered to Buyer copies of (i) the material documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other material documents which relate to the obligations of Seller, the Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) the most recent rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to any Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Company or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; and (vii) all summary plan descriptions, employee handbooks and other material written communications regarding the Employee Plans.
          (c) Except as set forth on Schedule 2.14(c), full payment has been made for all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The Company is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code.
          (d) The Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
          (e) Except as set forth on Schedule 2.14(e), the form of all Employee Plans is in compliance in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Employee Plan documents. Neither Seller nor the Company has violated the requirements of Section 404 of ERISA.
          (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and neither Seller nor the Company has Knowledge of any circumstances that will result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and neither Seller nor the Company has Knowledge of any circumstance that will result in a revocation of such exemption. No Employee Plan utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code. With respect to each Employee Plan, no event has occurred or condition exists that will or could reasonably be expected to give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
          (g) There is no material pending or to the Knowledge of the Seller and the Company threatened Proceeding relating to any Employee Plan, nor to the Knowledge of the Seller and the Company, is there any basis for any such Proceeding. Neither Seller, the Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller, the Company or Buyer to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.
          (h) Seller and the Company have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

          (i) Except as required by Legal Requirements or as set forth on Schedule 2.14(i), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller or the Company. Except as disclosed on Schedule 2.14(i), there are no contracts or arrangements providing for payments by Seller or the Company, in their current form, that could subject any Person to Liability for tax under Section 4999 of the Code.
          (j) Except for the continuation coverage requirements of COBRA or similar statute, the Company has no potential Liability for benefits to employees, former employees or their respective dependents with respect to claims incurred following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
          (k) Except as set forth on Schedule 2.14(k), no Contemplated Transaction will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller or the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA or similar statute). Except as set forth in Section 6.1 hereof, no written or oral representations have been made by Seller or the Company to any employee or former employee of Seller or the Company concerning the employee benefits of Buyer.
     2.15 Compliance With Legal Requirements; Governmental Authorizations.
          (a) Except as set forth on Schedule 2.15(a): (i) the Company is, and at all times since January 1, 2001 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business, including its reimbursement, marketing, billing and collection practices; (ii) notwithstanding any qualifications as to time and materiality set forth in subsection (a)(i) above, no event has occurred or circumstance exists that (with or without notice or lapse of time) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any repayment of overpayments made to the Company by Medicare, Medicaid or any other governmentally funded health care reimbursement program or payment of penalties or other amounts in connection therewith; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any material nature; and (iv) the Company has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual or alleged material violation of, or material failure to comply with, any Legal Requirement, (B) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any material nature, or (C) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any repayment of overpayments made to the Company by Medicare, Medicaid or any other governmentally funded health care reimbursement program or payment of penalties or other amounts in connection therewith. Neither Seller nor the Company has received notice of any material change and does not have Knowledge of any potential material change in its status as a Medicare or Medicaid participating supplier with Medicare or Medicaid. Neither the Seller nor the Company, nor, to the Knowledge of Company, any officer, director, employee, contractor or vendor of any of them, is now or has ever been suspended or excluded from participation in Medicare, Medicaid or any other governmentally funded health care reimbursement program.
          (b) The Company holds all Governmental Authorizations that are material to operation of the Business, including those necessary to be a Medicare or Medicaid participating supplier. Each Governmental Authorization material to operation of the Business is valid and in full force and effect. Except as set forth on Schedule 2.15(b): (i) the Company is, and at all times since January 1, 2001, has been, in material compliance with the terms and requirements of each Governmental Authorization material to operation of the Business; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any material term or requirement of any Governmental Authorization material to operation of the Business or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization material to operation of the Business; (iii) the Company has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification or restriction to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations material to operation of the Business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
          (c) Notwithstanding any disclosure made elsewhere herein, since January 1, 2001, neither Seller nor the Company has engaged in any activities, nor, to the Knowledge of Company, has any event occurred or circumstance existed, which would constitute or give rise to a material violation of, or subject Seller or the Company to mandatory or permissive exclusion under, 31 U.S.C. §3729, or 42 U.S.C. §§1320a-7, 1320a-7a or §1320a-7b or any regulation promulgated thereunder, or any comparable state or local statutes or regulations, or which are prohibited by rules of professional conduct including, but not limited to, the following: (i) making or causing to be made a materially false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any materially false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) any failure by a claimant to disclose knowledge of the occurrence of any material event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (iv) offering or paying, or soliciting or receiving, any remuneration (including and kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (I) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other federal or state health care program, as defined in such statutes and regulations, or (II) in return for or to induce purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or any other federal or state health care program, as defined in such statutes and regulations.
          (d) This Section 2.15 does not pertain to matters concerning any Environmental Law or Environmental, Health and Safety Liabilities, which, for purposes of this Agreement, are exclusively addressed in Section 2.22 hereof.
     2.16 Legal Proceedings; Orders.
          (a) Except as set forth on Schedule 2.16(a), there is no pending Proceeding (provided that with respect to any Proceeding involving an audit or investigation, so long as no written notice of such audit or investigation has been received by the Company, to the Knowledge of the Seller and the Company, there is no such audit or investigation): (i) by or against the Company or that otherwise relates to or may materially affect the Business; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that is likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 2.16(a). The Proceedings listed or required to be listed on Schedule 2.16(a) will not have a Material Adverse Effect.
          (b) Except as set forth on Schedule 2.16(b): (i) there is no Order to which the Company or the Business is subject requiring payment in excess of $100,000; and (ii) neither Seller or the Company, nor any officer or director of Seller or the Company is subject to any Order that prohibits Seller, the Company or any such officer or director of Seller or the Company from conducting the Business.
          (c) Except as set forth on Schedule 2.16(c): (i) the Company is, and, at all times since January 1, 2000, has been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply in any material respects with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and (iii) neither Seller nor the Company has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

          (d) This Section 2.16 does not pertain to matters concerning any Environmental, Health and Safety Liabilities or to any Proceeding or Order relating to any Environmental Law, which, for purposes of this Agreement, are exclusively addressed in Section 2.22 hereof.
     2.17 No Material Adverse Change. Except as set forth on Schedule 2.17, to the Knowledge of Seller and the Company, since the Balance Sheet Date, there has not been any Material Adverse Change.
     2.18 Absence of Certain Changes and Events. Except as set forth on Schedule 2.18, since the Balance Sheet Date, the Company has operated the Business only in the Ordinary Course of Business and, to the Knowledge of Seller and the Company, there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Balance Sheet there has not been any:
          (a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
          (b) amendment to the Governing Documents of the Company;
          (c) except in the Ordinary Course of Business, payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any severance or similar Contract with any director, officer, or employee;
          (d) except in the Ordinary Course of Business, adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;
          (e) except in the Ordinary Course of Business, damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;
          (f) except in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000;
          (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;
          (h) except in the Ordinary Course of Business, cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000;
          (i) material change in the accounting methods used by the Company;
          (j) except for the Conversion, any election or rescinding of any election relating to Taxes of the Company or settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of the Company, or except as may be required by applicable law, any changes to any of the Company’s methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its or Sellers most recently filed federal tax returns if any of the foregoing actions would have an adverse effect on Buyer or the Company following the Closing Date; or
          (k) agreement, whether oral or written, by the Company to do any of the foregoing.
     2.19 Third Party Payors and Suppliers.
          (a) Set forth on Schedule 2.19(a) is a list of the eight (8) most significant third party payors (the “Major Customers”) in terms of revenue to the Company during the twelve-month periods ended December 31, 2002, 2003 and 2004 and the six month period ended June 30, 2005, showing the approximate total revenue of the Company from each such payor during the periods then ended. Except to the extent set forth on Schedule 2.19(a), since December 31, 2004, neither Seller nor the Company has received notice that any Major Customer has ceased, or intends to cease, to do business with the Seller, the Company or Buyer, or has reduced, or will reduce, its business in a manner that has a Material Adverse Effect. All of the Company’s claims billed to third party payors have been for items and services actually provided, and such claims, items and services have been billed and provided in accordance with all applicable requirements of such third party payors.
          (b) Set forth on Schedule 2.19(b) is a list of the ten most significant suppliers (the “Major Suppliers”) of services (including, without limitation, subcontractors), supplies, merchandise or other goods for the Company in terms of purchases by the Company for the twelve-month periods ended December 31, 2002, 2003 and 2004 and the six month period ended June 30, 2005, showing the amount paid to each such Major Supplier during such period. Except as disclosed on Schedule 2.19(b), since December 31, 2004, neither Seller nor the Company has received any notice that any such Major Supplier will not sell supplies, merchandise or other goods to Buyer and the Company on substantially the same terms and conditions as those used in its current sales to Seller and the Company, subject only to general and customary price increases or other customary changes in terms, or changes in general business conditions or the like.
     2.20 Contracts; No Defaults.

          (a) Schedule 2.20(a) contains a list, and Seller has delivered to Buyer copies, of: (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company to the Major Customers; (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company by the Major Suppliers; (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000; (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year); (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than licenses to use “shrink-wrap” or “off-the-shelf” software or any other software which is generally commercially available), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets; (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees of the Company; (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person; (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Related Person of the Company or limit the freedom of the Company or any Related Person of the Company to engage in any line of business or to compete with any Person; (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; (x) each power of attorney that is currently effective and outstanding; (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages; (xii) each Applicable Contract for capital expenditures in excess of $25,000; (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
          (b) Except as set forth on Schedule 2.20(b), to Seller’s and the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to the Company any rights to any invention, improvement, or discovery.
          (c) Except as set forth on Schedule 2.20(c), each Contract identified or required to be identified on Schedule 2.20(a) is in full force and effect and is valid and enforceable in accordance with its terms (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar Legal Requirements affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a Proceeding in equity or at law).

          (d) Except as set forth on Schedule 2.20(d): (i) the Company is, and at all times since January 1, 2003 has been, in compliance in all material respects with all applicable terms and requirements of each Contract identified or required to be identified on Schedule 2.20(a); (ii) to the Knowledge of Seller and the Company, each other Person that has or had any Liability under each Contract identified or required to be identified on Schedule 2.20(a) is, and at all times since January 1, 2003 has been, in compliance in all material respects with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Knowledge of Seller and the Company, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified or required to be identified on Schedule 2.20(a); and (iv) the Company has not given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract identified or required to be identified on Schedule 2.20(a), except where any such failure would not have a Material Adverse Effect.
     2.21 Insurance.
          (a) Seller has delivered to Buyer: (i) copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement; (ii) copies of all pending applications for policies of insurance; copies of all applications filed in connection with current policies and (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 2.21(a) is a list of all policies of insurance to which the Company is a party, including the policy number of each such policy.
          (b) Schedule 2.21(b) describes: (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $25,000 each occurrence, at any time during the two years preceding the date of this Agreement, (ii) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any material risk by the Company, including any captive insurance company participation; and (iii) all obligations of the Company to the Major Customers with respect to insurance and identifies the policy under which such coverage is provided.
          (c) Schedule 2.21(c) sets forth, by year, for the current policy year and each of the two preceding policy years: (i) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy; (ii) a statement describing each open claim and all closed claims for an amount in excess of $25,000 under an insurance policy, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (d) Except as set forth on Schedule 2.21(d): (i) All policies to which the Company is a party or that provide coverage to Seller, the Company, or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is to the Knowledge of Seller and the Company financially sound and reputable; (C) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound; (D) will continue in full force and effect following the consummation of the Contemplated Transactions, except with respect to Seller; and (E) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company. (ii) Neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. (iii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof. (iv) The Company has given notice to the insurer of all material claims that may be insured thereby.
     2.22 Environmental Matters. Except as set forth on Schedule 2.22, and except as would not reasonably be expected to have a Material Adverse Effect:
          (a) The Company is in compliance with, and has not been and is not in violation of or subject to material liability under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them received, any actual or Threatened order, notice, or other communication from any Governmental Body or other person alleging any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or the Company.
          (b) Seller has delivered to Buyer copies of any Phase 1 or Phase 2 reports, and similar environmental self-assessment documentation pertaining to the Facilities, or concerning compliance by the Company with Environmental Laws.
          2.23 Intellectual Property Assets.
          (a) Set forth on Schedule 2.23(a) is a list and description of all material patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or held by the Company as of the date hereof. Except as set forth on Schedule 2.23(a), (vii) (A) to the Seller’s and the Company’s Knowledge, the Company is the owner of all right, title and interest in and to all of the material Intellectual Property Assets owned by the Company, free and clear of any Encumbrances other than Permitted Encumbrances, and (B) the Company has the right to use and license the same in the conduct of the Business as currently conducted; (viii) there have been no claims made against Seller or the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property Assets; (ix) neither Seller nor the Company has made any claim of any material violation or infringement by others of any of its Intellectual Property Assets or interests therein and, to the Knowledge of Seller and the Company, no grounds for any such claims exist; (x) neither Seller nor the Company has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Assets and, to the Knowledge of Seller and the Company, neither the use of the Intellectual Property Assets nor the operation of the Business is infringing or has infringed upon any intellectual property rights of others; (xi) the Intellectual Property Assets are, in the aggregate, sufficient and include all intellectual property rights necessary for the Company to lawfully operate the Business as presently being operated; and (xii) to the Knowledge of Seller and the Company, no interest in any of Seller’s or the Company’s Intellectual Property Assets has been assigned, transferred, licensed or sublicensed by Seller or the Company to any Person other than Buyer pursuant to this Agreement.
          (b) Schedule 2.23(b) contains a list and of all internet web sites and internet domain names presently used by the Company comprising part of the Intellectual Property Assets of the Company (collectively “Net Names”). All Net Names have been registered in the name of the Company. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller and the Company, no such action is Threatened with respect to any Net Name. To the Knowledge of Seller and the Company, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name. No Net Name is infringed or, to the Knowledge of Seller and the Company, has been challenged, interfered with or threatened in any way. To the Knowledge of Seller and the Company, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     2.24 Certain Payments. Since January 1, 2003, neither the Company or any of its directors or officers, nor any employee authorized by any such director or officer, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Related Person of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset belonging to the Company that has not been recorded in the books and records of the Company.
     2.25 Relationships With Related Persons. Neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 2003 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business of the Company . Neither Seller nor any Related Person of Seller or of the Company is, or since January 1, 2003 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in direct competition with the Company with respect to any of the line of the products or services of the Company set forth in Schedule 2.25 (a “Competing Business”) in any market presently served by the Company, except for less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.
     2.26 Brokers or Finders. Seller and its Representatives have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     2.27 Disclosure.
          (a) No representation or warranty of Seller or the Company in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (b) No notice given pursuant to Section 4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
3. Representations and Warranties of Buyer
     In order to induce Seller and the Company to enter into this Agreement, Buyer represents and warrants to Seller and the Company as follows:
     3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now conducted.
     3.2 Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each Buyer’s Closing Document will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     Except as set forth on Schedule 3.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Investment Intent. Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     3.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     3.5 Brokers or Finders. Buyer and its Representatives have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     3.6 No Outside Reliance. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the business of the Company and the Seller and, in making the determination to proceed with the Contemplated Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Section 2 hereof, provided, however, that no such investigation shall in any way preclude or limit Buyer’s ability to recover for breaches of such representations and warranties under Section 10 herein. Such representations and warranties constitute the sole and exclusive representations and warranties of the Company and the Seller, respectively, to Buyer in connection with the Contemplated Transactions, and Buyer acknowledges and agrees that neither the Company nor Seller is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to the condition, merchantability or suitability as to any of the assets or properties of the Company. Buyer further acknowledges and agrees that any estimates, projections, forecasts or other predictions that may have been provided to Buyer or any of its employees, agents or Representatives are not representations or warranties of the Company or Seller, or any of their respective Related Persons, and were not relied upon by the Buyer in entering into this Agreement or consummating the Contemplated Transactions.
     3.7 Disclosure.
          (a) No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (b) No notice given pursuant to Section 5.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
4. Seller’s Preclosing Covenants

     4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller and the Company will and will cause their Representatives to, (a) afford Buyer and its Representatives (collectively, “Buyer’s Advisors”) reasonable access to the Company’s personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data during the Company’s normal business hours, (b) furnish Buyer and Buyer’s Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. Notwithstanding the foregoing, Buyer shall not, without Seller’s prior written consent, which may be withheld at Seller’s sole and absolute discretion, contact or otherwise communicate with any of Seller’s or the Company’s employees, customers, lenders, prospects, vendors or suppliers or any other third parties with whom Seller or the Company has a contractual relationship concerning this Agreement, provided, however, that Buyer (through individuals approved by Seller) shall be permitted to meet in person, together with a Representative of the Company, with the Company’s contacts at its top four (4) commercial payors (United Healthcare, Sentara Health, Anthem Blue Cross Blue Shield of Virginia, and Catalyst RX) at such time and place each as shall be mutually agreed upon by Buyer, Seller and the Company. Buyer, Seller and the Company agree that the purpose of these meetings is to introduce Buyer to the representatives of such payors and to assure such payors that the Company’s business will be conducted in accordance with historic practices.
     4.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Seller and the Company will:
          (a) conduct the Business only in the Ordinary Course of Business; and
          (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company.
     4.3 Negative Covenant. Except as set forth on Schedule 4.3 or as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller and the Company will not, without the prior consent of Buyer, take any of the following actions:
          (a) change the Company’s authorized or issued capital stock; grant any stock option or right to purchase shares of capital stock of the Company; issue any security convertible into such capital stock; grant any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declare or pay any dividend or otherwise distribute or pay in respect of shares of capital stock;
          (b) amend the Governing Documents of the Company, except as required by any Legal Requirement and except in connection with the Conversion;
          (c) enter into any employment or similar Contract with any director, officer, or employee or, except in the Ordinary Course of Business consistent with past practice, pay or increase any severance payment, bonuses, salaries, or other compensation to any shareholder, director, officer, or employee;
          (d) adopt any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan or, except in the Ordinary Course consistent with past practice of Business, increase the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;
          (e) materially change the accounting methods used by the Company; or
          (f) agree, whether oral or written, to do any of the foregoing.
     4.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller and the Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act, which shall be made no later than three (3) Business Days after the date hereof) and use their best efforts to furnish or cause to be furnished as promptly as practicable all information and documents requested with respect to such Legal Requirements (including specifically under the HSR Act) and shall otherwise cooperate with the applicable Governmental Body in order to obtain any Legal Requirements and Consents in connection therewith as expeditiously as possible. Between the date of this Agreement and the Closing Date, Seller and the Company will (a) reasonably cooperate with Buyer (at no out-of-pocket expense to Seller and the Company) with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Buyer in obtaining all consents identified on Schedule 3.2; provided that this Agreement will not require Seller to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization. Seller and the Company shall use their best efforts to resolve such objections, if any, as any Governmental Body may assert with respect to this Agreement and the Contemplated Transactions in connection with the Legal Requirements. In the event that a suit is instituted by a Person or Governmental Body challenging this Agreement and the Contemplated Transactions as a violation of applicable antitrust or competition laws, Seller and the Company shall use their best efforts to resist or resolve such suit. Seller and the Company each shall, upon request by the other, furnish Buyer with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, ruling request, notice or application made by or on behalf of Seller, the Company, Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Body in connection with this Agreement and the Contemplated Transactions.
     4.5 Notification.
          (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s and the Company’s representations and warranties as of the date of this Agreement or becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the Closing Date. The Seller and the Company shall promptly supplement or amend the Disclosure Schedule to reflect any fact necessary to make the representations true and correct. Any such supplement or amendment shall be deemed to qualify the Seller’s and the Company’s representations and warranties contained herein in determining Buyer’s rights under Sections 7 and 10 unless such supplement or amendment arose out of a fact which, as of the date of execution of the Agreement, constituted a breach of a representation or warranty contained herein.
     4.6 Payment of or Cancellation of Indebtedness. Except as expressly provided in this Agreement or on Schedule 4.6, Seller will, prior to Closing, (i) cause all indebtedness owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing, (ii) cancel all indebtedness of the Company to Seller or any Related Person of Seller, (iii) pay off any indebtedness owed or guaranteed by the Company to any bank or other financial institution, and (iv) use its Best Efforts to pay off in full all amounts owed under the Master Lease Agreement between CitiCapital Technology Finance Inc. and the Company, dated February 22, 2005.
     4.7 No Negotiation. After the date of this Agreement and until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller and the Company will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. If Seller, the Company, or any of their officers, directors, officers, agents, employees or affiliates receives any such inquiry or proposal, Seller shall provide written notice to Buyer as soon as practicable of any such inquiry or proposal by any such Person.
     4.8 Best Efforts. Between the date of this Agreement and the Closing Date, Seller and the Company will use their Best Efforts to cause (i) the conditions in Sections 7 and 8 to be satisfied and (ii) the Master Lease Agreement between CitiCapital Technology Finance Inc. and the Company, dated February 22, 2005, to be terminated and of no further force and effect as of the Effective Time.
     4.9 Change of Name. On or before the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s reasonable judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer and the Company to utilize Seller’s present name following Closing.
     4.10 Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) Business Days after the end of each month, copies of consolidated balance sheets, statements of income and shareholders equity and statements of cash flows for the Company and Seller for such month prepared in accordance with GAAP (without footnotes and normal year end adjustments) and certified by Seller’s chief financial officer as to compliance with Section 2.3.
     4.11 Conversion of Company. No later than three (3) Business Days prior to the Closing Date, Seller shall cause the Company to convert into a single member limited liability company in Virginia (the “Conversion”). Following the Conversion, Seller shall not take or cause to be taken any action that would prevent the Company from being disregarded as an entity separate from its owners under Treas. Reg. § 301.7701-3 for federal income tax purposes, and to the extent permitted, for all other income tax purposes.
5. Buyer’s Preclosing Covenants
     5.1 Required Approvals. Buyer acknowledges that the Parties proceeding to Closing as expeditiously as possible is an important element of the Contemplated Transactions for Seller and, as promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act, which shall be made no later than three (3) Business Days after the date hereof) and use its best efforts to furnish or cause to be furnished as promptly as practicable all information and documents requested with respect to such Legal Requirements (including specifically under the HSR Act) and shall otherwise cooperate with the applicable Governmental Body in order to obtain any Legal Requirements and Consents in connection therewith as expeditiously as possible. Between the date of this Agreement and the Closing Date, Buyer will (a) reasonably cooperate with Seller and the Company (at no out-of-pocket expense to Buyer) with respect to all filings that Seller and the Company elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) diligently pursue obtaining all consents identified on Schedule 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization. Buyer shall use its best efforts to resolve such objections, if any, as any Governmental Body may assert with respect to this Agreement and the Contemplated Transactions in connection with the Legal Requirements. In the event that a suit is instituted by a Person or Governmental Body challenging this Agreement and the Contemplated Transactions as a violation of applicable antitrust or competition laws, Buyer shall use its best efforts to resist or resolve such suit. Buyer shall, upon request by Seller and the Company, furnish the other with all information concerning itself, its Related Persons, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, ruling request, notice or application made by or on behalf of the Seller, the Company, Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Body in connection with this Agreement and the Contemplated Transactions.
     5.2 Best Efforts. Except as set forth in the proviso to Section 5.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     5.3 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date of this Agreement that would reasonably be expected to result in a failure to satisfy the condition in Section 8.1, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the Closing Date that would reasonably be expected to result in a failure to satisfy the condition in Section 8.1.
6. Additional Covenants
     6.1 Employee Matters.
          (a) Employees. For a period of one year following the Closing Date (or such longer period as provided in any written employment agreement), Buyer covenants and agrees that the employees of the Company who remain employed with the Company (it being understood that Buyer shall in its sole discretion determine who shall continue to be so employed) shall maintain at least the same salary or hourly wage rate in effect immediately prior to the Closing. Such individuals who continue their employment with Company following the Closing Date are hereinafter referred to as the “Continuing Employees”.
          (b) Benefits.
               (i) For a period of no more than one year following the Closing Date, or such longer period of time required by applicable Law or in any applicable employment agreement, Buyer shall cause to be maintained the Employee Plans, programs arrangements and policies of the Company, for each of the Continuing Employees or shall otherwise provide such transferred employees with compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment and a position of employment that are, in each case, at least substantially equivalent (in the aggregate) to those provided to such Continuing Employee immediately prior to the Closing.
               (ii) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Buyer providing benefits to Continuing Employees, but expressly excluding the Buyer’s employee stock purchase plan, (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of service with the Company, its Related Persons and any of their predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan. The Buyer Plans shall not deny Continuing Employee coverage on the basis of pre-existing conditions and shall credit such Continuing Employee for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Buyer Plans.
               (iii) Buyer shall be liable for any and all obligations and Liabilities in respect of employees of the Company (to the extent arising on or after the Closing Date), in each case arising under WARN or any similar state Legal Requirement, including any Liabilities imposed or incurred as a result of the failure of any Party to this Agreement to give any requisite notice under the WARN or any similar state Legal Requirement (including in connection with the transactions contemplated herein).
               (iv) For the eighteen (18) month period following Closing, Buyer shall offer to provide to Robert Haft and his wife and children health continuation medical care coverage under COBRA, at his sole expense.
7. Conditions Precedent To Buyer’s Obligation To Close
     Buyer’s obligation to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 Accuracy of Representations. The representations and warranties contained in Section 2 of this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct as if made on the Closing Date and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as if made on the Closing Date, except, in each case, for inaccuracies or omissions that would not reasonably be expected to have a Material Adverse Effect, and except for the representations and warranties in Sections 2.1 and 2.2, which shall be true in all respects.
     7.2 Seller’s and the Company’s Performance.
          (a) All of the covenants and obligations that Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
          (b) Each document required to be delivered pursuant to Section 1.4 must have been delivered, and each of the other covenants and obligations in Section 4 must have been performed and complied with in all material respects.
     7.3 Consents. Each Consent identified on Schedule 1.4(a)(vi), must have been obtained and must be in full force and effect.
     7.4 No Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issues by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Contemplated Transactions illegal or otherwise prohibiting consummation of the Contemplated Transactions; provided, however, that the provisions of this Section 7.4 shall not be available to Buyer if its failure to fulfill its obligations shall have been the cause of, or shall have resulted in, such order or injunction.
     7.5 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Interests.
     7.6 Termination of Certain Agreements. Seller and the Company shall have caused to be terminated prior to the Effective Time the loan agreement between the Company and Wachovia, N.A. and the Guaranty of the Seller’s obligations to Wachovia N.A., and shall have provided lien release waivers from Wachovia, N.A. with respect thereto.
     7.7 UnitedHealth. UnitedHealth shall not have notified Seller or the Company prior to Closing that it will cease or materially reduce its business with the Company before Closing or within thirty (30) days thereafter.
8. Conditions Precedent To Seller’s Obligation To Close
     Seller’s obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
     8.1 Accuracy of Representations. The representations and warranties contained in Section 3 of this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct as if made on the Closing Date and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as if made on the Closing Date, except, in each case, for inaccuracies or omissions that would not reasonably be expected to have a Material Adverse Effect, and except for the representations and warranties in Sections 3.1 and 3.2, which shall be true in all respects.
     8.2 Buyer’s Performance.
          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.4 and must have made the cash payments required to be made by Buyer pursuant to Section 1.4(b)(i).
     8.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Interests by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     8.4 Consents. Each Consent identified on Schedule 3.2, must have been obtained and must be in full force and effect.
9. Termination

     9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
          (a) by either (i) Buyer or (ii) Seller and the Company, if a material Breach of any provision of this Agreement has been committed by the other party or parties and such Breach has not been waived and has continued without cure for a period of five (5) days following notice thereof by the terminating Party;
          (b) (i) by Buyer if any condition in Section 7 has not been satisfied as of October 1, 2005 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller and the Company, if any condition in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or the Company to comply with their obligations under this Agreement) and neither Seller nor the Company has waived such condition on or before the Closing Date;
          (c) by mutual consent of Buyer, Seller and the Company; or
          (d) by either (i) Buyer or (ii) Seller and the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before September 15, 2005, or such later date as the parties may agree upon.
     9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of a willful or intentional Breach of the Agreement by the other party or parties or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s or parties’ failure to comply with its or their obligations under this Agreement in all material respects, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
10. Indemnification; Remedies
     10.1 Survival and Right to Indemnification. All representations, warranties, covenants, and obligations in this Agreement, the supplements to Seller’s and the Company’s schedules, the certificates delivered pursuant to Section 1.4, and any other certificate or document delivered pursuant to this Agreement will survive the Closing; provided, however that all of the Company’s Liability with respect to its representations, warranties, covenants and obligations pursuant hereto (whether or not made jointly with Seller) shall terminate at Closing and each such representation, warranty, covenant and obligation shall be deemed to be solely the representation, warranty, covenant or obligation of Seller as if the Company was not a party to this Agreement. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
     10.2 Indemnification and Payment of Damages by Seller and the Company. Prior to Closing, Seller and the Company will jointly and severally and following the Closing Seller solely will indemnify and hold harmless Buyer, the Company, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:
          (a) any Breach of any representation or warranty made by Seller or the Company in this Agreement (without giving effect to any supplement to Seller’s and the Company’s schedules) or any other certificate or document delivered by Seller pursuant to this Agreement;
          (b) any Breach by Seller or the Company of any covenant or obligation of Seller or the Company in this Agreement; or
          (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Seller or the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     Notwithstanding the foregoing, neither the Seller nor the Company shall be obligated to provide indemnification for any Breach of a representation or warranty contained herein to the extent that the amount of Damages arising from such Breach is provided for in the Supplemental Reserves.
     10.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller and its Representatives, shareholders, controlling persons and affiliates (collectively, “Seller Indemnified Persons”), and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.4 Time Limitations. If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.10, 2.14, 2.22, and 2.26 and the indemnification obligation set forth in Section 10.7 shall survive the Closing for a period of three (3) years, and provided further that the representations and warranties set forth in Section 2.15 shall survive the Closing for a period of four (4) years. If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.5 or a claim for indemnification or reimbursement based upon Section 10.6(e) shall survive the Closing for a period of four (4) years.
     10.5 Monetary Limitations.
          (a) If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to the matters described in this Section 10.5(a), or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (b) of Section 10.2, or, subject to the last sentence of this Section 10.5(a), indemnification claims made under Section 10.7 unless the total of all Damages with respect to such matters is at least $750,000, at which time the Seller shall be liable for all Damages in excess of $250,000 (the “Basket”). The maximum aggregate liability of the Seller as a result of all Damages described in Section 10.2 and in Section 10.7 shall not exceed $11,400,000.00 (the “Cap Amount”). The Basket will not apply to any Breach of any of Seller’s representations and warranties set forth in Section 2.15 or to any Damages arising out of the failure of the Company to pay Income Taxes for taxable periods (or portions thereof) ending on or before the Closing Date and neither the Basket nor the Cap Amount will apply to any Breach of any of Seller’s representations and warranties set forth in Sections 2.1, 2.2, or 2.26 such that Buyer shall be entitled to recover the full amount of such Damages, which shall not exceed the aggregate consideration that the Seller received hereunder.
          (b) If the Closing occurs, Seller’s liability for any Damages with respect to any Breach of Seller’s representations and warranties set forth in Section 2.15 shall be as follows, with the remaining liability to be assumed and paid by Buyer: (i) with respect to the first $1,000,000.00 of Damages, liability for fifty percent (50%) of such Damages; (ii) with respect to up to the next $4,000,000.00 of Damages, liability for eighty percent (80%) of such Damages; and (iii) with respect to up to the next $6,400,000.00 of Damages, liability for one hundred percent (100%) of such Damages. For the avoidance of doubt, liability for all such damages shall be cumulative and subject, together with any other claims under Section 10.2, to the Cap Amount.
          (c) [Intentionally omitted.]
          (d) If the Closing occurs, in no event shall the total Liability of Seller or Buyer with respect to claims under this Section 10 exceed the Purchase Price.

          (e) The amount of any Damages shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Person with respect thereto under any insurance coverage or from any other party. An Indemnified Person shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party. If an Indemnified Person receives an amount under insurance coverage or from a third party with respect to Damages at any time subsequent to any indemnification provided by an Indemnifying Party, then such Indemnified Person shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the Indemnified Person.
          (f) Any indemnification payments required to be made hereunder with respect to any matter shall be reduced by the amount of any economic benefits (including, income tax benefits) that are readily quantifiable and have been received by the Indemnified Person as a result of the same matter.
          (g) To the extent Seller discharges any claim for indemnification hereunder, it shall be subrogated to all related rights of the Buyer Indemnified Parties against third parties.
          (h) The Buyer Indemnified Parties shall not be entitled to indemnification with respect to any matters or amounts which are the subject of a Closing Working Capital adjustment pursuant to Section 1.5.
          (i) The Basket shall be increased dollar for dollar by any refund or recovery actually received (net of Tax costs associated with such refund or recovery) by the Company after Closing in connection with (1) the matter described on Schedule 10.5(i) with respect to the DMERC Audit and (2) the Company’s amended Sales and Use Tax Returns for the State of California, which is described on Schedule 2.10(b).
          (j) From and after the Closing, the indemnification provided in this Section 10 shall be the sole and exclusive remedy of any Party hereto with respect to this Agreement and the Contemplated Transactions, except with respect to the Noncompetition Agreement. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of Buyer to bring any claim, demand, suit or cause of action otherwise available to Buyer based upon, or to seek or recover any Damages arising from or related to, an allegation or allegations that an indemnifying party had an intent to defraud (as such term applies under common law and securities law principles) or made a willful, intentional or reckless misrepresentation or omission of a material fact in connection with this Agreement or any of the agreements contemplated hereby.
     (k) To the extent that a Breach of a representation or warranty contained in Section 2 arises out of a review being conducted by the State of Virginia first described in Item 2 to Schedule 2.9, then any Damages arising from such Breach shall first be applied toward the Basket and then any excess Damages arising from such Breach shall be funded eighty percent (80%) by Seller and twenty percent (20%) by Buyer; provided, that Seller’s total liability for Damages under this Section 10.5(k) shall be cumulative and subject to the Cap Amount along with other Damages subject to the Cap Amount.

     10.6 Procedure For Indemnification — Third Party Claims.
          (a) Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party (Latham & Watkins, LLP being acceptable to Buyer for these purposes) and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation conducted at the request of the indemnifying party. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent (not to be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent (not to be unreasonably withheld, conditioned or delayed). If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.
          (e) The Parties covenant and agree that the protocol set forth on Schedule 10.6(e) shall be followed without exception in connection with any matters involving Medicare or Medicaid, including indemnification claims arising under Section 2.15.
          (f) The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such defense and make available to the Indemnifying Party all witnesses, records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as may be reasonably requested by the Indemnifying Party, and in contesting any claim, demand or Proceeding which the Indemnifying Party defends, or if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. In the event the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) days after receipt of notice thereof in accordance with the terms hereof, (A) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense, and (B) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as may be reasonably requested by the Indemnified Party.
     10.7 Tax Indemnification.
     In addition to Section 10.2, without duplication, Seller agrees to indemnify and hold harmless the Indemnified Persons from any Damages for (i) any Taxes imposed on the Company with respect to Tax periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) and (ii) any Taxes imposed on the Company with respect to Tax periods beginning before and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Partial Period”), to the extent such Taxes are allocable pursuant to Section 11.4(b) to the Pre-Closing Partial Period, including, without limitation, any Taxes (other than Transfer Taxes which are governed under Section 12.2) arising as a result of the transactions contemplated in this Agreement to be undertaken by Seller or the Company (including, without limitation, the Conversion described in Sections 4.11) on or prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be liable to the Indemnified Parties for Taxes to the extent of the amount of Taxes that are taken into account in determining Closing Working Capital or any Taxes imposed on the Company that are payable as a result of any events occurring on the Closing Date after the Closing that are outside of the ordinary course of business. Seller’s indemnification obligation under this Section 10.7 shall survive the Closing for a period of three (3) years and as provided in Section 10.5, Seller’s indemnification obligations with respect to Taxes (other than Income Taxes) shall be subject to the Basket.
     10.8 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
     10.9 Payment of Indemnification Obligations. All indemnification amounts payable to any party hereto in connection with a claim for indemnification pursuant to this Section 10 shall be effected immediately upon final determination of the amount of the indemnification liability by payment of cash or delivery of a cashier’s check in the amount of the indemnification liability.
     10.10 Retention of Holdback Amount by the Seller.
          (a) At the Closing, the Seller shall retain $11,400,000.00 from the proceeds of the Purchase Price (the “Holdback Amount”) to satisfy payment of any future indemnification obligations of the Seller or the Company pursuant to the terms of this Section 10. The Seller shall invest at least $5,700,000.00 of the Holdback Amount in Required Investments. The term “Required Investments” means (A) the following investments so long as they have maturities of six (6) months or less: (a) obligations issued or guaranteed by the United States or by any person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by Congress; (b) obligations issued or guaranteed by any state or political subdivision thereof rated either AA or higher, or MIG 1 or higher, by Moody’s Investors Service, Inc. or AA or higher, or an equivalent, by Standard & Poor’s Corporation, both of New York, New York, or their successors; (c) commercial or finance paper which is rated either Prime-1 or higher or an equivalent by Moody’s Investors Service, Inc. or A-1 or higher or an equivalent by Standard & Poor’s Corporation, both of New York, New York, or their successors; (d) certificates of deposit or time deposits of banks or trust companies, organized under the laws of the United States, having a minimum equity of $500,000,000 or (e) money market funds and (B) equity securities freely tradeable without regard to volume limitations and traded on either Nasdaq or The New York Stock Exchange, Inc. The Seller shall be entitled to invest the remainder of the Holdback Amount as it determines.
          (b) The Seller shall not pay dividends or make liquidating distributions involving all or a portion of the Holdback Amount until the date that is four (4) years following the Closing; provided, however, that if on the date that is four (4) years following the Closing there is a pending claim or controversy governed by the terms of this Section 10, the Seller shall be obligated to maintain that amount of the Holdback Amount, necessary to satisfy such pending claim or controversy. In such event, the first Five Million Seven Hundred Thousand ($5,700,000) Dollars of such Holdback Amount shall be in the form of Required Investments.

     10.11 Access to Company Employees. Buyer shall make available to Seller from time to time, at no charge, members of the Company’s management as well as other Company personnel as may be reasonably requested by Seller to assist Seller after Closing in connection with the process described in Section 1.5 hereof or with any claim for indemnification under this Section 10.
     10.12 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Section 10 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable law.
11. Additional Covenants
11.1 Noncompetition, Nonsolicitation and Nondisparagement.
          (a) Noncompetition. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any company identified on Schedule 11.1(a) (each, a “Competing Company” and, together, the “Competing Companies”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any such Competing Company (but may not otherwise participate in the activities of such Person) if such securities are listed on any national securities exchange.
          (b) Nonsolicitation. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly: (i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company as of the date of this Agreement to cease doing business with the Company or to deal with any Competing Company; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller or the Company on the Closing Date or within the year preceding the Closing Date to cease doing business with the Company or, to deal with any Competing Company; or (iii) hire, retain or attempt to hire or retain any Continuing Employee (other than by general solicitations of employment) or in any way interfere with the relationship between the Company and any of its Continuing Employees.
          (c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 11.1(a) and (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 11.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 11.1 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Company and the Business and to prevent any unfair advantage conferred on Seller.

11.2 Intentionally Omitted.
     11.3 Confidentiality.
          (a) Seller and Buyer have entered into a letter agreement dated August 26, 2004 (the “NDA Agreement”) and the terms of the NDA Agreement are hereby incorporated herein by reference as if set forth in full in this Section 11.3.
          (b) Following the Closing, Seller shall and shall cause its Related Persons to, hold in strict confidence all, and not divulge or disclose any Confidential Information, except to the extent required in connection with any Legal Requirement (including preparation and filing of tax returns for pre-closing periods) or as required or requested by any Governmental Body.
     11.4 Tax Matters.
          (a) Seller shall be responsible for preparing and filing all Income Tax Returns with respect to Taxes relating to the Company for taxable periods (or portions thereof) ending on or prior to the Closing Date, including any form 1120S’s to be filed by Seller after the Closing Date, and all other Tax Returns of the Company (including all sales and use Tax Returns) that are filed on or before the Closing Date). Buyer shall prepare or cause to be prepared all Tax Returns of the Company, other than those described in the preceding sentence, that are due to be filed after the Closing Date and those Tax Returns of the Company which are filed after the Closing Date, including all sales and use and property Tax Returns. Buyer shall furnish copies of all such Tax Returns for periods that end on before the Closing Date and for Straddle Periods (as defined below in Section 11.4(b)) with respect to Taxes relating to the Company, to Seller for its review at least ten (10) days prior to the due date for filing such Tax Returns and shall make any revisions to such Tax Returns as are not unreasonably requested by Seller to the extent such revisions relate to Taxes of the Company for a period that ends on or prior to the Closing Date or for a Pre-Closing Partial Period. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods, unless a different treatment of any item is required by applicable law or such different treatment does not result in increased Tax Liability to the Seller or an increased Tax Liability to the Company with respect to a Pre-Closing Tax Period or a Pre-Closing Partial Period. Not later than five (5) Business Days prior to the due date for the payment of any Tax on any such Tax Return, Seller shall pay to Buyer or the Company the amount of Taxes owed by Seller pursuant to Section 10.7. Buyer and Seller shall provide such assistance (including the provision of information and any required consents, powers of attorney, authorizations or signatures) necessary or desirable to allow the applicable party to file any Tax Returns described in this section.
     (b) In order to apportion appropriately any Taxes relating to a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”). In any case where applicable law does not permit Seller to elect the Closing Date as the last day of a Short Period, then, for purposes of this Agreement, the portion of each Tax relating to the Company for the Pre-Closing Partial Period shall be (i) in the case of ad valorem or property

Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Pre-Closing Partial Period and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.
     (c) For federal income tax purposes, and to the extent permitted, for all other income tax purposes, the parties acknowledge and agree that Buyer shall be treated as acquiring the assets held by the Company in exchange for the Purchase Price. Buyer and Seller shall report the transaction hereunder in a manner consistent with such treatment. Buyer and Seller agree to negotiate in good faith to determine the amount of the Purchase Price to be allocated to the non-competition agreement that Seller is entering into pursuant to Section 11.1(a) of this Agreement (the “Seller Non-Compete”) and that $0 of the Purchase Price shall be allocated to all other non-competition agreements entered into in connection with this Agreement and the remainder of the Purchase Price plus any liabilities of the Company that are treated as being assumed by the Buyer for federal income tax purposes shall be allocated among the Company’s assets in accordance with Section 1060 of the Code as provided in this Section 11.4(c), provided that in no event will the amount allocated to the Seller Non-Compete exceed $100,000 (the “Asset Allocation”). Consistent with the foregoing sentence, Buyer and Seller shall use good faith efforts to agree upon, prior to Closing the Asset Allocation and if agreed upon prior to Closing will incorporate the Asset Allocation on a schedule to be attached hereto prior to or at Closing. If Buyer and Seller are unable to agree upon the Asset Allocation by the Closing Date, they shall determine the Asset Allocation within sixty (60) days of the Closing Date. If Seller and Buyer are unable to reach a resolution within such sixty (60) day period, then all remaining disputed issues shall be submitted for resolution by an independent accounting firm mutually acceptable to Seller and Buyer which shall make a final determination as to the disputed items within thirty (30) days after such submission, and such determination shall be final, binding and conclusive on the Seller and Buyer. Each of the parties hereto agree that (i) none of the parties shall take a position on any Tax Return (including IRS Form 8594), that is in any way inconsistent with such Asset Allocation without the written consent of the other party or unless specifically required by an applicable governmental authority, and (ii) they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such Asset Allocation. Notwithstanding the foregoing, nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any governmental authority based upon or arising out of the Asset Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any governmental authority challenging such Asset Allocation.
     (d) If after the Closing Date either party hereto receives any notice, letter, correspondence, claim or decree relating to Taxes of the Company from any taxing authority (a “Tax Notice”) for periods or portions of period that end or prior to the Closing Date or for which an indemnification claim may be made hereunder, the party receiving such Tax Notice shall deliver such Tax Notice to the other party hereto. Seller shall have the right to handle, defend, conduct and control any Tax audit or other proceeding that relates to Taxes for which Seller may have liability provided that Seller shall not compromise or settle any such Tax audit or proceeding without obtaining Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Seller fails to provide Buyer with a written notice that it elects to defend a Tax audit or proceeding described in this Section 11.4(d) within thirty (30) days of receiving a Tax Notice, Buyer shall have the right to handle, defend, conduct and control such Tax audit or proceeding and Seller shall have the right to participate in such Tax audit or proceeding at its own expense. Buyer shall also have the right to compromise or settle any such Tax audit or proceeding that it controls pursuant to the preceding sentence, subject to Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any conflict between the provision set forth in this Section 11.4(d) and the provision set forth in Section 10.6 of this Agreement, the provisions set forth in this Section shall control.
     (e) Without the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, the Buyer shall not and it shall not permit or cause the Company or any of its Affiliates to make or change any Tax election, amend any Tax Return of the Company for a period that ends on prior to the Closing or for a Straddle Period, take any action or enter into any transaction that results in any increased Tax liability of the Seller or the owners of the Seller or that would increase the indemnification obligation of the Seller under this Agreement unless such election, amendment, action or transaction is required by applicable law.
     (f) Buyer agrees to assume the preparation and filing of all income tax withholding and employment tax forms (including Forms W-2) for all Company employees for the full 2005 calendar year in accordance with the alternate procedure set forth in Rev. Proc. 2004-53, 2004-34 I.R.B. 320.
     (g) Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.
12. General Provisions
     12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants in connection with this Agreement and the Contemplated Transactions; provided that the fees and expenses of Seller’s and the Company’s attorneys, finders and brokers will be borne by Seller. Buyer will pay one-half and Seller will pay one-half of the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
     12.2 Transfer Taxes. All Transfer Taxes applicable to, or resulting from, the purchase of the Interests contemplated under this Agreement shall be borne equally by Seller and Buyer.

     12.3 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as agreed by each of the parties hereto, except as required by Legal Requirements. Unless consented to in writing by each party hereto in advance or required by Legal Requirements, prior to the Closing, each party to this Agreement shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication. The foregoing will in no way preclude communications or disclosures by the parties necessary to comply with any applicable accounting, stock exchange or federal securities disclosure obligations.
     12.4 Notices. All notices, notifications, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:	National Pharmacies Group, Inc.
2157 Apperson Drive
Salem, Virginia 24153
Attention: David Dixon and J. O’Neil Leftwich
Facsimile No.: (540) 777-0015 (Dixon)
Facsimile No.: (888) 797-4643 (Leftwich)

with copies to	Latham & Watkins, LLP
555 Eleventh Street, NW
Washington, DC 20004
Attention: Michael Schlesinger, Esq.
Facsimile No.: (202) 637-2201
Robert Haft
2346 Massachusetts Avenue NW
Washington, DC 20008

Buyer:	PolyMedica Corporation
11 State Street
Woburn, Massachusetts 01801
Attention: Chief Executive Officer
Facsimile No.: (781) 938-6950

with copies to	PolyMedica Corporation
11 State Street
Woburn, Massachusetts 01801
Attention: Devin Anderson, Esq.
Facsimile No.: (781) 935-0695
Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: James Westra, Esq.
Facsimile No.: (617) 772-8333
     12.5 Jurisdiction; Service Of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in any United States District Court sitting in Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party waives personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party at the address set forth above, such service to become effective five business days after mailing.
     12.6 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     12.7 Enforcement of Agreement. The parties acknowledge and agree that in the event of a Breach of this Agreement, the non-breaching party would be irreparably damaged and could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     12.8 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     12.9 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     12.10 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     12.11 Disclosure Schedules.
          (a) The schedules to this Agreement, and any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate or to which any disclosure therein is readily apparent.
          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules, the statements in the body of this Agreement will control.
     12.12 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Related Person of the Buyer; provided that no such assignment shall release Buyer from its liabilities hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     12.14 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     12.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     12.16 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.
     12.17 Legal Fees. Each party shall pay its own attorneys’ fees and other costs and expenses incurred as a result of any legal proceeding commenced in connection with this Agreement.
     12.18 Execution of Agreement. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
13. Definitions And Usage
     13.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 13.1:
     “Accounts Receivable”—all accounts receivable and other rights to payment from customers of the Company for products sold or services rendered thereto, whether or not generated in the Ordinary Course of Business, including the full benefit of all security for such accounts or rights to payment and any claim, remedy or other related right.
     “Adjustment Amount”—as defined in Section 1.5(b)(i).

     “Agreement”—as defined in the preamble.
     “Annual Financial Statements”—as defined in Section 2.3.
     “Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.
     “Asset Allocation”—as defined in Section 11.4(c).
     “Balance Sheet”—as defined in Section 2.3.
     “Balance Sheet Date”—as defined in Section 2.3.
     “Basket” —as defined in Section 10.5(a).
     “Best Efforts”—the efforts that a prudent business Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
     “Breach”—(a) any breach of, or any inaccuracy in, any representation or warranty, (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with any representation or warranty or (c) any breach of, or failure to perform or comply with, any covenant or obligation.
     “Business”—as defined in the recitals of this Agreement.
     “Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Woburn, Massachusetts are permitted or required to be closed.
     “Buyer”—as defined in the preamble.
     “Buyer Plans”—as defined in Section 6.1(b)(ii).
     “Buyer Indemnified Persons”—as defined in Section 10.2.
     “Buyer’s Advisors”—as defined in Section 4.1.
     “Buyer’s Closing Documents”—as defined in Section 3.2(a).
     “Buyer’s Officer Certificate” – a certificate of an officer of Buyer in the form of Exhibit G.
     “Buyer’s Secretary Certificate” – a certificate of the Secretary of Buyer in the form of Exhibit H.
     “Cap Amount” – as defined in Section 10.5(a).

     “Closing”—as defined in Section 1.3.
     “Closing Working Capital” – as of Closing, the excess of (x) the sum of the Company’s cash, cash equivalents, accounts receivables, inventory, prepaid assets and other assets that may be properly classified as current assets in conformity with GAAP, over (y) the Company’s liabilities that may be properly classified as current liabilities in conformity with GAAP. Closing Working Capital shall be calculated after giving effect to payment in full of that certain Master Lease Agreement between CitiCapital Technology Finance Inc. and the Company, dated February 22, 2005, whether or not paid off by the Effective Time. In addition, Closing Working Capital shall be prepared in good faith in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end Closing Working Capital was being prepared and audited as of a fiscal year end.
     “Closing Working Capital Statement” – as defined in Section 1.5(b)(ii).
     “Closing Date”—the date and time as of which the Closing actually takes place.
     “COBRA”— the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.
     “Code”—the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company”—as defined in the preamble.
     “Competing Business”—as defined in Section 2.25.
     “Competing Company”—as defined in Section 11.1(a).
     “Confidential Information”—all knowledge, documents, materials and information, not generally known to the public, regarding matters relating to the Company and/or the Company’s Business, including its finances, financial condition, owners, technology, products, services, research and development, marketing, operations or plans, technical data, trade secrets or know-how, equipment procurement plans or designs, ideas, inventions, specifications, techniques, discoveries, models, software, including source code and object code, systems, technology research and development partners and/or materials vendors, customer lists and customers and employees (including names, contacts and other information relating to existing or potential key employees of the Company).
     “Consent”—any approval, consent, ratification, waiver or other authorization of any Person.
     “Contemplated Transactions”— (a) the sale of the Interests by Seller to Buyer; (b) the execution, delivery and performance of the Noncompetition Agreement and the Seller’s Release;

(c) the performance by Buyer, Seller and the Company of their respective covenants and obligations under this Agreement; and (d) Buyer’s acquisition of the Interests.
     “Continuing Employees”—as defined in Section 6.1(a).
     “Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), which is, or intended to be, legally binding.
     “Conversion” —as defined in Section 4.11.
     “Damages” – means any and all costs, Taxes, liabilities, obligations, damages, expenses, and reasonable attorneys’ fees. Notwithstanding anything to the contrary in his Agreement, “Damages” shall expressly exclude lost profits, consequential damages, special damages, punitive damages, exemplary damages, multiple damages and other penalty damages, except and solely to the extent such types of Damages are actually paid in respect of a Third Party Claim.
     “Effective Time”—as defined in Section 1.3.
     “Employee Plans”—as defined in Section 2.14(a).
     “Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, building or use restriction, servitude, conditional sales agreement, right of first option, right of first refusal or similar restriction, encumbrance or right of third parties, whether voluntarily or by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
     “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities”—any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.
     “Environmental Law”—any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e)

protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; or (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention.
     “ERISA”—the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate”—as defined in Section 2.14(a).
     “Estimated Closing Statement” – as defined in Section 1.5(a)(i).
     “Estimated Closing Working Capital” – as defined in Section 1.5(a)(i).
     “Estimated Closing Working Capital Excess” – as defined in Section 1.5(a)(ii).
     “Estimated Closing Working Capital Shortfall” – as defined in Section 1.5(a)(ii).
     “Exchange Act”—the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Facilities”—any real property, leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.
     “Financial Statements”—as defined in Section 2.3.
     “GAAP”—generally accepted accounting principles for financial reporting in the United States, in effect from time to time applied consistently with the Balance Sheet and the other Financial Statements.
     “Governing Documents”—with respect to any corporation, the corporate charter and the bylaws; as amended or supplemented from time to time, all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents, as amended or supplemented from time to time, relating to the organization, management or operation thereof or relating to the rights, duties and obligations of the equityholders thereof.
     “Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body”—any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
     “Hazardous Material”—any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     “Holdback Amount”—as defined in Section 10.10(a).
     “HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that act or any successor law.
     “Income Taxes” means all federal, state, local and foreign income taxes imposed on or measured by net income (including gains and capital gains) of the relevant entity, together with any interest and any penalty, addition to tax or additional amount imposed with respect thereto.
     “Independent Accountants”—as defined in Section 1.5(b)(iv).
     “Intellectual Property Assets”—collectively, all worldwide intellectual property and associated rights, including patents, patent applications, rights to file for patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks, logos, confidential documentation, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain name or application for an Internet domain name, Internet and World Wide Web URLs or addresses, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, license or lease rights with respect to software or hardware, inventions, trade secrets, trade dress, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic or digital format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any other country or province thereof, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.
     “Interests”—as defined in the recitals to this Agreement.
     “Interests Certificate” – a certificate representing the Interests in the form of Exhibit D.

     “Inventories”—all inventories of the Company attributable to the Business, held for resale, wherever located, and all of the Company’s raw materials, work in process, finished products, supplies and packing items and similar items with respect to the Business, in each case wherever located.
     “IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge”— an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. The Company and Seller will each be deemed to have Knowledge of a particular fact or other matter if any of Robert Haft, David Dixon, Scott Snead, Samuel Silek or J. O’Neil Leftwich has, or at any time had, Knowledge of that fact or other matter. The Buyer will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or manager of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.
     “Lease”—any lease or rental agreement, license, right to use or installment and conditional sale agreement to which the Company is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.
     “Leased Real Property”—as defined in Section 2.5(a).
     “Legal Requirement”— any (i) federal, state, local, municipal, foreign, international or multinational law (statutory, judicial or otherwise), ordinance, rule, regulation, judgment, order, injunction, writ, decree or award of any Governmental Body, including without limitation laws, regulations, manual instructions, and Centers for Medicare and Medicaid Services (“CMS”) program memoranda relating to participation as a provider or supplier in the Medicare and Medicaid programs or other governmentally funded health care reimbursement programs and to the provision of, and billing and collection for, items and services provided to beneficiaries of such programs; and (ii) standards of organizations offering accreditation or certification programs in which the Company participates or must participate.
     “Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Major Customers”—as defined in Section 2.19(a).
     “Major Suppliers”—as defined in Section 2.19(b).
     “Material Adverse Effect” or “Material Adverse Change”— with respect to the Business, any material adverse effect or material adverse change in the condition (financial or other),

business, results of operations or operations of the Business or on the ability of Seller to consummate the Contemplated Transactions, provided that none of the following events set forth in clauses (a) through (h) below shall be deemed to constitute a Material Adverse Effect or Material Adverse Change for one or more of the following occurrences: (a) changes in general business or economic conditions, including such conditions related to the Business, (b) changes in national or international political or social conditions, (c) changes in financial, banking, or securities markets, (d) changes in the United States generally accepted accounting principles, (e) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, (f) any change, circumstance, event or effect that relates to or results from the announcement of the execution of this Agreement or the pendency of the consummation of the Contemplated Transactions, (g) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby or (h) the termination or reduction or Threatened termination or reduction of business with the Company by any of the Company’s Major Customers or Major Suppliers, with the exception of UnitedHealth.
     “Most Recent Financial Statements”—as defined in Section 2.3.
     “Multiemployer Plan”—as defined in Section 2.14(a).
     “NDA Agreement”—as defined in Section 11.3(a).
     “Net Names”—as defined in Section 2.23(b).
     “Noncompetition Agreement”—as defined in Section 1.4(a)(iv.
     “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.
     “Order”—any award, decision, injunction, judgment, order, decree, ruling, assessment (including without limitation overpayment notice or demand), subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (ii) does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
     “Party” or “Parties” – one or more of Seller, Buyer and the Company.
     “PBGC”—as defined in Section 2.14(b).

     “Permitted Encumbrances”—means (i) all defects, exceptions, restrictions, easements, rights of way and Encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Leased Real Property subject thereto or affected thereby.
     “Person”—any individual, partnership, corporation, business trust, limited liability company, general, limited or limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Pre-Closing Partial Period” as defined in Section 10.7.
     “Pre-Closing Tax Period” as defined in Section 10.7.
     “Proceeding”—any action, arbitration, audit, governmental health care program integrity review, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or other Person.
     “Proprietary Rights Agreement”—as defined in Section 2.11(b).
     “Purchase Price”—as defined in Section 1.2.
     “Related Person”—With respect to a particular individual (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

     For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Exchange Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty-five percent (25%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty-five percent (25%) of the outstanding equity securities or equity interests in a Person.
     “Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
     “Remedial Action”—all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring the Premises and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
     “Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “Securities Act”—the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.
     “Seller”—as defined in the preamble.
     “Seller Disclosure Schedule”—as defined in Section 2.
     “Seller Indemnified Persons”—as defined in Section 10.3.
     “Seller Non-Compete”—as defined in Section 11.4(c).
     “Seller’s Closing Documents”—as defined in Section 2.2(a).
     “Seller’s Officer Certificate” – a certificate of an officer of the Seller in the form of Exhibit E.

     “Seller’s Release”—as defined in Section 1.4(a)(ii).
     “Seller’s Secretary Certificate” – a certificate of the Secretary of Seller in the form of Exhibit F.
     “Shares”—as defined in the recitals to this Agreement.
     “Straddle Period” shall have the meaning as set forth in Section 11.4(b).
     “Short Period” shall have the meaning set forth in Section 11.4(b).
     “Subsidiary”—with respect to any Person (the “Owner”), (a) any other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries; or (b) any Person that is directly or indirectly controlled by the Owner.
     “Supplemental Reserves”—as defined in Section 1.5(a)(i).
     “Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, fixtures, leasehold improvements, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by the Company (wherever located and whether or not carried on the Company’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Target Working Capital” shall be $3,075,000.00.
     “Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Notice”—as defined in Section 11.4(d).
     “Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party”—a Person that is not a party to this Agreement.
     “Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “Threat of Release”—a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
     “Transfer Tax” means all sales, use, transfer, intangible, recordation, documentary, stamp or similar taxes or charges of any nature whatsoever.
     “WARN Act” —as defined in Section 2.13.
     13.2 Usage.
          (a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number or term includes the plural number or term and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

          (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
          (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:		Seller:

PolyMedica Corporation		National Pharmacies Group, Inc.

By:		By:

	Name:		Name:
	Title:		Title:

The Company:

National Diabetic Pharmacies, Inc.

By:

Name:
Title:

i

(continued)

ii-

(continued)

iii

(continued)

iv

(continued)

v

EXHIBITS

A	Form of Seller’s Release
B	[Reserved]
C	Noncompetition Agreement of Robert Haft
D	Form of Interests Certificate
E	Form of Seller’s Officer’s Certificate
F	Form of Seller’s Secretary’s Certificate
G	Form of Buyer’s Officer’s Certificate
H	Form of Buyer’s Secretary’s Certificate

i

SCHEDULES

1.2(a)	Designated Seller’s Account
1.4(a)(vi)	Consents Deliveries
1.5	Supplemental Reserves
2.2(b)	Enforceability; Authority; No Conflict
2.2(c)	Notice/Consents
2.5(a)	Leased Real Property
2.5(b)	Title to Properties; Encumbrances
2.9	Undisclosed Liabilities
2.10(a)	Tax Returns
2.10(b)	Audited Tax Returns
2.10(c)	Tax Assessments and Deficiencies
2.11	Employees
2.12	Labor Disputes; Compliance
2.14(a)	Employee Benefits
2.14(c)	Contributions to Employee Plans
2.14(e)	Employee Plan Compliance
2.14(i)	Accelerated Payments
2.14(k)	Promised Benefits
2.15(a)	Compliance with Legal Requirements
2.15(b)	Governmental Authorization
2.16(a)	Legal Proceedings
2.16(b)	Orders
2.16(c)	Compliance
2.17	Material Adverse Changes
2.18	Absence of Certain Changes and Events
2.19(a)	Major Customers
2.19(b)	Major Suppliers
2.20(a)	Material Contracts
2.20(b)	Seller’s Rights and Liabilities
2.20(c)	Contract Validity
2.20(d)	Contract Compliance
2.21(a)	Insurance Policies
2.21(b)	Third Party Insurance
2.21(c)	Insurance Claims
2.21(d)	Policy Validity
2.22	Environmental Matters
2.23(a)	Intellectual Property Assets
2.23(b)	Net Names
2.25	Relationships with Related Persons
3.2	Consents
4.3	Negative Covenant
4.6	Payment or Cancellation of Indebtedness by or to Related Persons
10.5(i)	DMERC Audit
10.5(b)(i)	California Sales and Use Tax Returns
10.6(e)	Medicare Protocol

ii

11.1(a)	Competing Companies

iii